EXHIBIT 21

                             Subsidiaries of the Registrant


Parent
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Ramapo Financial Corporation

                                                State or Other
                                                Jurisdiction of   Percentage
Subsidiaries(1)                                 Incorporation     Ownership
---------------                                 -------------     ---------
The Ramapo Bank(2)                              New Jersey          100%
RFC High Ridge, Inc.                            New Jersey          100%
RFC Harmony Park, Inc.                          New Jersey          100%
RFC National, Inc.                              New Jersey          100%
RFC Center Plaza, Inc.                          New Jersey          100%
RFC High Debi Hills, Inc.                       New Jersey          100%
RFC Jefferson, Inc.                             New Jersey          100%
RFC Deer Trail Development, Inc.                New Jersey          100%
Ramapo Investment Corporation                   New Jersey          100%
Bancorps' International Trading Corporation(2)  New Jersey         33.3%

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(1)  Except for Bancorps' International Trading Corporation,  which is accounted for using the equity method of accounting, the assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in Item 8 hereof. Unless otherwise indicated, all subsidiaries are subsidiaries of the Bank.

(2)  Subsidiary of the Corporation.